Exhibit 99.1

Star Scientific Announces Election of New Directors

Petersburg, Virginia – September 10, 2007 – The Board of Directors of Star Scientific, Inc. (NASDAQ:STSI) has elected two new members of its Board: Neil Chayet, Esq. and Alan Weichselbaum.

Mr. Chayet, an attorney, is President of Chayet Communications Group, Inc. He is a graduate of Tufts University and the Harvard Law School. He has been a visiting lecturer and adjunct professor in the Department of Psychiatry at the Harvard Medical School and the Tufts University Schools of Dental Medicine and the School of Medicine, and a former chair of the Massachusetts Mental Health Institute, Inc. He is a former member of the Research Grants Review Committee for the Studies of Narcotic Drug Abuse at the National Institute of Mental Health (NIMH), and was a delegate to the United Nations Conference on Psychotropic Substances and the Single Convention on Narcotic Drugs. He is member of the board of directors of the Whitehead Institute. Since 1976, Mr. Chayet has had a daily radio feature, “Looking at the Law” that is syndicated by CBS, and he has been a frequent lecture on topics related to the intersection of health sciences and the law. Mr. Chayet received the Civic Achievement Award from the American Jewish Committee in April 2007.

Mr. Weichselbaum is Chairman and the General Partner of Gimmel Partners, LP, an asset management firm in New York, NY. His career has focused on the analysis and evaluation of small-cap companies. Mr. Weichselbaum received an undergraduate degree in accounting with honors from Queens College in 1986 and is a certified public accountant. From 1986 to 1989 he was with Price Waterhouse in the small business Audit and Tax group. After receiving an MBA in finance from New York University, Mr. Weichselbaum spent three years with Philip Morris Capital Corporation. Following that, Mr. Weichselbaum continued his career on Wall Street, working with both hedge funds and asset management firms in the area of small-cap equities. He is a member of the board and former president of the Young Israel of Lawrence, Cedarhurst, NY. He also is a member of the board of directors of Tony Power, a therapeutic writing center for youth, in New York.

Paul L. Perito, Star’s chairman and president, stated that Mr. Chayet’s broad experience in a variety of scientific disciplines would be particularly valuable as the company’s subsidiary Star Pharma, Inc., builds its operations. He also commented that the company was most fortunate to have the benefit of Mr. Weichselbaum’s expertise in small-cap equity valuation, and well as his background in accounting.

Star also announced that David Vorhoff is resigning from the company’s board of directors after two years of service, in order to accommodate his expanded duties and obligations as president of the investment banking firm, McColl Partners. Both Mr. Perito and Jonnie Williams, the company’s CEO, expressed their gratitude for Mr. Vorhoff’s investment of time and energy in overseeing the company’s mission, and his willingness to be available going forward as a consultant.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, particularly in the smokeless tobacco area, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise additional capital in the future necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007, and as amended on Form 10-K/A on April 30, 2007, and other factors detailed from time to time in the Company’s other filings with the SEC, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of dissolvable smokeless tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured® tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Petersburg, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing and tobacco processing facilities in Chase City, VA and in Petersburg, VA.

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

Vice President, Communications & Investor Relations

smachir@starscientific.com

(301) 654-8300

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